
                                                                                                                     Exhibit 12




                                      VALLEY RESOURCES, INC. AND SUBSIDIARIES
                         COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES



                                       For the nine months ended                       For the year ended
                                               May 31,                                    August 31,
                                               -------                                    ----------
                                         1997          1996           1996        1995       1994        1993        1992
                                         ----          ----           ----        ----       ----        ----        ----
Earnings:
    Net Income......................   $4,443,659   $ 5,074,613   $3,998,360  $2,554,925  $3,826,026  $3,727,230   $3,114,599
    Provisions for income taxes.....    2,038,690     2,462,319    1,541,160     753,033   1,350,965   1,444,936    1,012,043
    Fixed Charges...................    2,766,743     2,710,862    3,683,294   3,599,618   3,191,174   2,860,700    2,350,821
                                       ----------   -----------   ----------  ----------  ----------  ----------   ----------

       Total........................   $9,249,092   $10,247,794   $9,222,814  $6,907,576  $8,368,165  $8,032,866   $6,477,463
                                       ==========   ===========   ==========  ==========  ==========  ==========   ==========

Fixed Charges:
    Interest on debt................    2,441,311     2,391,253    3,259,495   3,247,752   2,846,880   2,572,082    2,091,019
    Amortization of debt expense....       43,448        43,448       57,931      57,931      57,931      53,056       57,710
    Interest component of rent......      281,984       276,161      365,868     293,935     286,363     235,562      202,092
                                       ----------   -----------   ----------  ----------  ----------  ----------   ----------

       Total........................   $2,766,743   $ 2,710,862   $3,683,294  $3,599,618  $3,191,174  $2,860,700   $2,350,821
                                       ==========   ===========   ==========  ==========  ==========  ==========   ==========

Ratio of Earnings to Fixed Charges..          3.3          3.8           2.5         1.9         2.6         2.8         2.8

Pro Forma:
    Actual fixed charges............   $2,766,743                 $3,683,294
    Pro forma interest on debt to be
       sold, assuming a rate of
       7.625%                             400,313                    533,750
    Actual interest on debt to be
       retired......................     (552,698)                  (774,498)
                                       ----------                 ----------

    Pro forma fixed charges.........   $2,614,358                 $3,442,546
                                       ==========                 ==========

    Pro forma ratio of earnings to
       fixed charges................          3.5                        2.7
